SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 4)

Hutchison Telecommunications International Limited

(Name of Issuer)

Ordinary Shares, nominal value HK$0.25 each

(Title of Class of Securities)

44841T 10 7

(CUSIP Number)

Edith Shih

Hutchison Whampoa Limited

22nd Floor, Hutchison House

10 Harcourt Road

Hong Kong

(852-2128-1188)

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

October 27, 2008

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box  ☐.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Hutchison Whampoa Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 2,905,822,253 Ordinary Shares of the Issuer (1)
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 2,905,822,253 Ordinary Shares of the Issuer (1)
10 SHARED DISPOSITIVE POWER —0—

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,905,822,253 Ordinary Shares of the Issuer (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.4%(1)
14	TYPE OF REPORTING PERSON HC, CO

(1)	See footnote(1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Hutchison Telecommunications Investment Holdings Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 2,905,822,253 Ordinary Shares of the Issuer (1)
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 2,905,822,253 Ordinary Shares of the Issuer (1)
10 SHARED DISPOSITIVE POWER —0—

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,905,822,253 Ordinary Shares of the Issuer (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.4% (1)
14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Hutchison Telecommunications Holdings Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 285,893,149 Ordinary Shares of the Issuer(1)
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 285,893,149 Ordinary Shares of the Issuer(1)
10 SHARED DISPOSITIVE POWER —0—

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 285,893,149 Ordinary Shares of the Issuer(1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%(2)
14	TYPE OF REPORTING PERSON CO

(1)	During the period from October 16, 2008 to October 30, 2008 Hutchison Telecommunications Holdings Limited (“HTHL”) acquired in the open market an aggregate of 68,416,495 Ordinary Shares for a total cash consideration of HK$581,543,188.75 (approximately US$75,002,023, based on the closing spot rate quoted by Bloomberg on October 27, 2008, of US$1.00 = HK$7.7537), and for a highest price, and an average price, per Ordinary Share acquired of, respectively, HK$9.060 (US$1.168, based on the stated exchange rate) and HK$8.500 (US$1.096, based on the stated exchange rate).
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Cheung Kong (Holdings) Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 52,092,587 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 52,092,587 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            52,092,587 Ordinary Shares of the Issuer

Cheung Kong (Holdings) Limited expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            1.1%(2)

Cheung Kong (Holdings) Limited expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON HC, CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Continental Realty Ltd. – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 6,203,546 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 6,203,546 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,203,546 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kam Chin Investment S.A. – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Panama

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 1,443,083 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 1,443,083 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,443,083 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Shining Heights Profits Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 29,333 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 29,333 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,333 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON White Rain Enterprises Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 559,020 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 559,020 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            559,020 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(1)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Polycourt Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 3,107,542 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 3,107,542 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,107,542 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Richland Realty Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 1,003,239 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 1,003,239 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,003,239 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Top Win Investment Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 1,425,499 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 1,425,499 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,425,499 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Haldaner Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 144,327 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 144,327 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            144,327 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Winbo Power Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 3,150,135 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 3,150,135 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,150,135 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Good Energy Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 527,545 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 527,545 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            527,545 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oriental Time Investment Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 1,636,998 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 1,636,998 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,636,998 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Well Karin Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 3,026,261 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 3,026,261 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,026,261 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fumanda Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 504,680 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 504,680 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            504,680 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Harvestime Holdings Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 2,200,000 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 2,200,000 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,200,000 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Harrowgate Investments Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 1,529,982 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 1,529,982 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,529,982 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Hislop Resources Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 575,916 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 575,916 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

575,916 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Mirabole Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 661,246 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 661,246 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

661,246 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Wealth Pleasure Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 405,415 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 405,415 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

405,415 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Guidefield Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 196,624 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 196,624 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            196,624 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Hey Darley Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 72,307 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 72,307 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,905,822,253 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER —0—

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            72,307 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 60.4% interest represented by the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 4.
(2)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Cheung Kong Enterprises Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 23,689,889 Ordinary Shares of the Issuer
8 SHARED VOTING POWER —0—
9 SOLE DISPOSITIVE POWER 23,689,889 Ordinary Shares of the Issuer
10 SHARED DISPOSITIVE POWER —0—

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,689,889 Ordinary Shares of the Issuer
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5%(1)
14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,810,679,541 Ordinary Shares of the Issuer which are in issue and outstanding.

Item 1.	Security and Issuer.

This statement on Amendment No. 4 to Schedule 13D (“Amendment No. 4”) relates to Ordinary Shares, nominal value HK$0.25 each (“Ordinary Shares”), of Hutchison Telecommunications International Limited, a company incorporated in the Cayman Islands (the “Issuer”). The Issuer’s principal executive office is 20/F, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, Hong Kong.

This Amendment No. 4 amends and supplements the statement on Schedule 13D, filed by the Reporting Persons on June 30, 2005, as amended by Amendment No. 1 to Schedule 13D, filed by the Reporting Persons on August 12, 2005, Amendment No.2 to Schedule 13D, filed by the Reporting Persons on December 27, 2005 and Amendment No.3 to Schedule 13D, filed by the Reporting Persons on January 15, 2008 respectively (the “Schedule 13D”). This Amendment No. 4 is being filed by the Reporting Persons to report:

(a)	the acquisition by Hutchison Telecommunications Holdings Limited (“HTHL”), between October 16, 2008 and October 30, 2008, on the open market of 68,416,495 Ordinary Shares of the Issuer, representing approximately 1.4% of the Issuer’s Ordinary Shares that are in issue and outstanding.

Item 2.	Identity and Background.

Schedules I to XXV are hereby amended and restated in this Amendment No. 4.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended by adding the following to the end of Item 3 of the Schedule 13D:

Purchase of Ordinary Shares by HTHL (the “HTHL Transactions”)

The total consideration for the purchase by HTHL of a total of 68,416,495 Ordinary Shares (as set out in footnote (1) on page 4) was HK$581,543,188.75(approximately US$75,002,023, based on the closing spot rate quoted by Bloomberg on October 27, 2008, of US$1.00 = HK$7.7537). The source of consideration was the working capital of HTHL.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended by adding the following before the final paragraph thereof:

HTHL Transactions

During the period from October 16, 2008 to October 30, 2008, HTHL acquired in the open market an aggregate of 68,416,495 Ordinary Shares for a total cash consideration of HK$581,543,188.75 (approximately US$75,002,023, based on the closing spot rate quoted by Bloomberg on October 27, 2008, of US$1.00 = HK$7.7537), and for a highest price, and an average price, per Ordinary Share acquired of, respectively, HK$9.060 (US$1.168, based on the stated exchange rate) and HK$8.500 (US$1.096, based on the stated exchange rate). See Item 3 above for a description of the financing arrangements for the purchase of the Ordinary Shares under the HTHL Transactions.

The purpose of entering into the HTHL Transactions was for HTHL to increase its investment in the Issuer.

Item 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended and restated as follows:

(a)-(b)

(i)	HWL: Through its indirect ownership of 100% of the issued and outstanding shares of HTIHL, following the completion of the HTHL Transactions, HWL beneficially owns 2,905,822,253 Ordinary Shares of the Issuer, representing approximately 60.4% of the issued and outstanding Ordinary Shares. HWL has sole power to vote and dispose of all of these Ordinary Shares.

(ii)	HTIHL: Following the completion of the HTHL Transactions, through its direct ownership of 2,619,929,104 Ordinary Shares of the Issuer and direct ownership of 100% of the issued and outstanding shares of HTHL, HTIHL beneficially owns 2,905,822,253 Ordinary Shares of the Issuer, representing approximately 60.4% of the issued and outstanding Ordinary Shares. HTIHL has sole power to vote and dispose of all of these Ordinary Shares.

(iii)	HTHL: Directly owns 285,893,149 Ordinary Shares of the Issuer, representing approximately 5.9% of the issued and outstanding Ordinary Shares. HTHL has sole power to vote and dispose of all of these Ordinary Shares.

(iv)	Cheung Kong (Holdings) Limited (“CKH”): Through its direct or indirect ownership of 100% of the issued and outstanding shares of each of the Reporting Persons set forth in (v) to (xxiv) below (the “CKH Subsidiaries”) and CKE, CKH beneficially owns in aggregate 52,092,587 Ordinary Shares of the Issuer, representing approximately 1.1% of the issued and outstanding Ordinary Shares. CKH has sole power to vote and dispose of all of these Ordinary Shares.

In addition, each of the CKH Subsidiaries holds a direct interest in HWL which in aggregate equals approximately 49.97% of the issued and outstanding shares of HWL. Through its ownership of the CKH Subsidiaries and resulting indirect ownership of approximately 49.97% of the issued and outstanding shares of HWL, CKH and each of the CKH Subsidiaries may, pursuant to Rule 13d-3 under the Act, be deemed to control the voting and disposition of the 2,905,822,253 Ordinary Shares of the Issuer beneficially owned in aggregate by HWL, HTIHL and HTHL (the

“Disclaimed Shares”), representing approximately 60.4% of the Ordinary Shares of the Issuer which are in issue and outstanding. However, pursuant to Rule 13d-4 under the Act, CKH and each of the CKH Subsidiaries expressly disclaims beneficial ownership of the Disclaimed Shares, and the filing of this Schedule shall in no way be construed as an admission that CKH or any CKH Subsidiary is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of the Disclaimed Shares.

(v)	Continental Realty Ltd. (“CRL”): Directly owns 6,203,546 Ordinary Shares of the Issuer, representing approximately 0.1% of the issued and outstanding Ordinary Shares. CRL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(vi)	Kam Chin Investment S.A. (“KCI”): Directly owns 1,443,083 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. KCI has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(vii)	Shining Heights Profits Limited (“SHP”): Directly owns 29,333 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. SHP has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(viii)	White Rain Enterprises Limited (“WRE”): Directly owns 559,020 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. WRE has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(ix)	Polycourt Limited (“PL”): Directly owns 3,107,542 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. PL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(x)	Richland Realty Limited (“RRL”): Directly owns 1,003,239 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. RRL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xi)	Top Win Investment Limited (“TWI”): Directly owns 1,425,499 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. TWI has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 5(a)(iv).

(xii)	Haldaner Limited (“HL”): Directly owns 144,327 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. HL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xiii)	Winbo Power Limited (“WPL”): Directly owns 3,150,135 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. WPL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xiv)	Good Energy Limited (“GEL”): Directly owns 527,545 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. GEL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xv)	Oriental Time Investment Limited (“OTI”): Directly owns 1,636,998 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. OTI has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xvi)	Well Karin Limited (“WKL”): Directly owns 3,026,261 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. WKL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xvii)	Fumanda Limited (“FL”): Directly owns 504,680 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. FL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xviii)	Harvestime Holdings Limited (“HHL”): Directly owns 2,200,000 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. HHL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xix)	Harrowgate Investments Limited (“HIL”): Directly owns 1,529,982 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. HIL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xx)	Hislop Resources Limited (“HRL”): Directly owns 575,916 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. HRL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xxi)	Mirabole Limited (“ML”): Directly owns 661,246 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. ML has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xxii)	Wealth Pleasure Limited (“WP”): Directly owns 405,415 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. WP has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xxiii)	Guidefield Limited (“GL”): Directly owns 196,624 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. GL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xxiv)	Hey Darley Limited (“HDL”): Directly owns 72,307 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. HDL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xxv)	Cheung Kong Enterprises Limited (“CKE”): Directly owns 23,689,889 Ordinary Shares of the Issuer, representing approximately 0.5% of the issued and outstanding Ordinary Shares. CKE has sole power to vote and dispose of all of these Ordinary Shares.

(xxvi)	LI Ka-shing: Mr. Li, the Chairman of the Board of Directors of HWL and CKH, indirectly owns 266,621,499 Ordinary Shares of the Issuer representing approximately 5.5% of the issued and outstanding Ordinary Shares of the Issuer, through companies wholly owned by Mr. Li. Mr. Li has sole power to vote and dispose of all of these Ordinary Shares.

(xxvii)	LI Tzar Kuoi, Victor: Mr. Victor Li, a director of HWL, CKH, CRL, KCI, SHP, WRE, PL, RRL, TWI, HL, WPL, GEL, OTI, WKL, FL, HHL, HIL, HRL, ML, WP, GL, HDL and CKE, indirectly beneficially owns 2,519,250 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares of the Issuer, through companies wholly owned by Mr. Victor Li. Mr. Victor Li has sole power to vote and dispose of all of these Ordinary Shares.

(xxviii)	FOK Kin-ning, Canning: Mr. Fok, a director of HWL, CKH and the Issuer, indirectly owns 1,202,380 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares, through a company equally owned by Mr. Fok and his spouse. Mr. Fok and his spouse have sole power to vote and dispose of all of these Ordinary Shares.

(xxix)	CHOW WOO Mo Fong, Susan: Mrs. Chow, a director of HWL, HTIHL, HTHL and the Issuer, directly owns 250,000 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. Mrs. Chow has sole power to vote and dispose of all of these Ordinary Shares.

(xxx)	Frank John SIXT: Mr. Sixt, a director of HWL, CKH, HTIHL, HTHL and the Issuer, directly owns 255,000 Ordinary Shares of the Issuer in the form of 17,000 American Depositary Shares, representing less than 0.1% of the issued and outstanding Ordinary Shares. Mr. Sixt has sole power to vote and dispose of all of these Ordinary Shares.

(xxxi)	George Colin MAGNUS: Mr. Magnus, a director of HWL and CKH directly owns 13,333 Ordinary Shares of the Issuer (of which 13,201 Ordinary Shares are held by Mr. Magnus and 132 Ordinary Shares are held by his spouse), representing less than 0.1% of the issued and outstanding Ordinary Shares of the Issuer. Mr. Magnus and his spouse have sole power to vote and dispose of all of these Ordinary Shares.

Except as described in this Item 5, none of the Reporting Persons nor, to the best knowledge of the Reporting Persons, any of their respective executive officers or directors, (i) beneficially owns any Ordinary Shares or American Depositary Shares of the Issuer as of the date hereof, or (ii) has any right as of the date hereof to acquire, directly or indirectly, any beneficial ownership of Ordinary Shares or American Depositary Shares of the Issuer.

(c)	Except as described in this Item 5, none of the Reporting Persons nor, to their best knowledge, none of their respective executive officers or directors, has effected any transaction in Ordinary Shares or American Depositary Shares of the Issuer during the past 60 days.

(d)	Not applicable.

(e)	Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 7, 2008

HUTCHISON WHAMPOA LIMITED

HUTCHISON TELECOMMUNICATIONS INVESTMENT

HOLDINGS LIMITED

HUTCHISON TELECOMMUNICATIONS HOLDINGS LIMITED

By:	/s/ Susan Chow
Name:	Susan Chow
Title:	Director

CHEUNG KONG (HOLDINGS) LIMITED

CONTINENTAL REALTY LTD

KAM CHIN INVESTMENT S.A.

SHINING HEIGHTS PROFITS LIMITED

WHITE RAIN ENTERPRISES LIMITED

POLYCOURT LIMITED

RICHLAND REALTY LIMITED

TOP WIN INVESTMENT LIMITED

HALDANER LIMITED

WINBO POWER LIMITED

GOOD ENERGY LIMITED

ORIENTAL TIME INVESTMENT LIMITED

WELL KARIN LIMITED

FUMANDA LIMITED

HARVESTIME HOLDINGS LIMITED

HARROWGATE INVESTMENTS LIMITED

HISLOP RESOURCES LIMITED

MIRABOLE LIMITED

WEALTH PLEASURE LIMITED

GUIDEFIELD LIMITED

HEY DARLEY LIMITED

CHEUNG KONG ENTERPRISES LIMITED

By:	/s/ Edmond Ip
Name:	Edmond Ip
Title:	Director

SCHEDULE I

Executive Officers and Directors of

Hutchison Whampoa Limited

Name and Business Address1a	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Ka-shing 7th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	Hong Kong	Chairman, Hutchison Whampoa Limited Chairman, Cheung Kong (Holdings) Limited

LI Tzar Kuoi, Victor 7th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	Hong Kong

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,(Holdings) Inc.[3]

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

FOK Kin-ning, Canning	British

Group Managing Director and Executive Director, Hutchison Whampoa Limited

Chairman, Hutchison Harbour Ring Limited[8]

Chairman, Hutchison Telecommunications

International Limited[9]

Chairman, Hutchison Telecommunications

(Australia) Limited[6]

Chairman, Partner Communications Company Ltd.[7]

Chairman, Hongkong Electric Holdings Limited[5]

Co-Chairman, Husky Energy Inc.[4]

Deputy Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Non-executive Director, Cheung Kong (Holdings) Limited

SCHEDULE I (continued)

Executive Officers and Directors of

Hutchison Whampoa Limited

Name and Business Address1a	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
CHOW WOO Mo Fong, Susan	British

Deputy Group Managing Director and

Executive Director, Hutchison Whampoa Limited

Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Executive Director, Hutchison Harbour Ring Limited[8]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, Hutchison Telecommunications (Australia) Limited[6]

Director, Partner Communications Company Ltd.[7]

Non-executive Director, Hutchison Telecommunications International Limited[9]

Non-executive Director, TOM Group Limited[10]

Director, Hutchison Telecommunications Investment Holdings Limited

Director, Hutchison Telecommunications Holdings Limited

Frank John SIXT	Canadian

Group Finance Director and Executive Director, Hutchison Whampoa Limited

Chairman, TOM Group Limited[10]

Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, Hutchison Telecommunications (Australia) Limited[6]

Director, Husky Energy Inc.[4]

Director, Partner Communications Company Ltd.[7]

Non-executive Director, Hutchison Telecommunications International Limited[9]

Non-executive Director, Cheung Kong (Holdings) Limited

Director, Hutchison Telecommunications Investment Holdings Limited

Director, Hutchison Telecommunications Holdings Limited

LAI Kai Ming, Dominic	Canadian	Executive Director, Hutchison Whampoa Limited Deputy Chairman, Hutchison Harbour Ring Limited[8] Director, Hutchison Telecommunications (Australia) Limited[6]

George Colin MAGNUS Room 701, Carpo Commercial Building 18-20 Lyndhurst Terrace Central Hong Kong	British

Non-executive Director, Hutchison Whampoa Limited

Non-executive Director, Cheung Kong (Holdings) Limited

Non-executive Director, Hongkong Electric Holdings Limited[5]

Non-executive Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE I (continued)

Executive Officers and Directors of

Hutchison Whampoa Limited

Name and Business Address	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
KAM Hing Lam 7th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	Hong Kong

Executive Director, Hutchison Whampoa Limited

Deputy Managing Director, Cheung Kong (Holdings) Limited

Group Managing Director, Cheung Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Executive Director, Hongkong Electric Holdings Limited[5]

Non-executive Director, Spark Infrastructure Group (Infrastructure)

(Level 6, 255 George Street, Sydney, NSW 2000, Australia)

Michael David KADOORIE 24th Floor, St. George’s Building, 2 Ice House Street Central, Hong Kong	British

Independent Non-executive Director, Hutchison Whampoa Limited

Chairman, CLP Holdings Limited (investment holding), 147 Argyle Street, Kowloon, Hong Kong

Chairman, The Hongkong and Shanghai Hotels, Limited (hotel catering and real estate), 8th Floor, St. George’s Building, 2 Ice House Street, Central, Hong Kong

Chairman, Heliservices (Hong Kong) Limited (provision of helicopter services), 2107 St. George’s Building, 2 Ice House Street, Central, Hong Kong

Holger KLUGE 33 Delisle Ave., Suite 509 Toronto, Ontario M4V 3C7 Canada	Canadian

Independent Non-executive Director, Hutchison Whampoa Limited

Independent Non-executive Director, Husky Energy Inc.[4]

Independent Non-executive Director, Hongkong Electric Holdings Limited[5]

Independent Non-executive Director, Shoppers Drug Mart Corporation (licensor of full-service retail drug stores), 243 Consumers Road, Toronto, Ontario, M2J 4W8, Canada

OR Ching Fai, Raymond 83 Des Voeux Road Central Hong Kong	British

Independent Non-executive Director, Hutchison Whampoa Limited

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), 1 Queen’s Road Central, Hong Kong

Vice Chairman and Chief Executive, Hang Seng Bank Limited (banking), 83 Des Voeux Road Central, Hong Kong

SCHEDULE I (continued)

Executive Officers and Directors of

Hutchison Whampoa Limited

Name and Business Address	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
William SHURNIAK Limerick, Saskatchewan Canada S0H 2P0	Canadian

Non-executive Director, Hutchison Whampoa Limited

Chairman, Northern Gas Networks Limited (operation

of natural gas distribution network), 1100 Century Way, Thorpe Park Business Park, Colton, Leeds LS15 8TU, United Kingdom

Chairman & President, Shurniak Gallery Inc. (art gallery),

122 -3rd Avenue West, Assiniboia, Saskatchewan, Canada SOH 0B0

Deputy Chairman, Husky Energy Inc.[4]

WONG Chung Hin 1225 Prince’s Building 10 Chater Road Hong Kong	British

Independent Non-executive Director, Hutchison Whampoa Limited

Independent Non-executive Director, The Bank of East Asia, Limited (banking),

No. 10 Des Voeux Road Central, Hong Kong

Independent Non-executive Director, Hongkong Electric Holdings Limited[5]

SCHEDULE II

Executive Officers and Directors of

Hutchison Telecommunications Investment Holdings Limited

Name and Business Address1a	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
CHOW WOO Mo Fong, Susan	British

Director, Hutchison Telecommunications Investment Holdings Limited

Deputy Group Managing Director and Executive Director, Hutchison Whampoa Limited

Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Executive Director, Hutchison Harbour Ring Limited[8]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, Hutchison Telecommunications (Australia) Limited[6]

Director, Partner Communications Company Ltd.[7]

Non-executive Director, Hutchison Telecommunications International Limited[9]

Non-executive Director, TOM Group Limited[10]

Director, Hutchison Telecommunications Holdings Limited

Frank John SIXT	Canadian

Director, Hutchison Telecommunications Investment Holdings Limited

Group Finance Director and Executive Director,

Hutchison Whampoa Limited

Chairman, TOM Group Limited[10]

Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, Hutchison Telecommunications (Australia) Limited[6]

Director, Husky Energy Inc.[4]

Director, Partner Communications Company Ltd.[7]

Non-executive Director, Hutchison Telecommunications International Limited[9]

Non-executive Director, Cheung Kong (Holdings) Limited

Director, Hutchison Telecommunications Holdings Limited

HO Wai Leung, Edmond Hutchison House 5 Hester Road London SW11 4AN United Kingdom	British

Director, Hutchison Telecommunications Investment Holdings Limited

Director, Hutchison Whampoa (Europe) Limited, (consultancy services), Hutchison House,

5 Hester Road, London SW11 4AN, United Kingdom

Director, Hutchison Whampoa (UK) Limited (investment holding), Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom

Director, Hutchison Whampoa Properties (Europe) Limited

(project management), Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom

Director, Hutchison Telecommunications Holdings Limited

SCHEDULE II (continued)

Executive Officers and Directors of

Hutchison Telecommunications Investment Holdings Limited

Name and Business Address	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
SNG Cheng Khoong, Robin 5000D #12-14 Marine Parade Road, Singapore 449287	Singaporean	Director, Hutchison Telecommunications Investment Holdings Limited Director, Hutchison Telecommunications Holdings Limited

CHAN Waichi, Richard 41, rue Siggy vu Letzebuerg, Apartment 14, L-1933 Limpertsberg, Luxembourg	American

Director, Hutchison Telecommunications Investment Holdings Limited

Director, Hutchison Telecommunications Holdings Limited

Director, Hutchison Whampoa Europe Investment S.a r.l.

(investment holding), 7, rue du Marche aux Herbes, L-1728 Luxembourg

SCHEDULE III

Executive Officers and Directors of

Hutchison Telecommunications Holdings Limited

Name and Business Address1a	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
CHOW WOO Mo Fong, Susan	British

Director, Hutchison Telecommunications Holdings Limited

Deputy Group Managing Director and Executive Director, Hutchison Whampoa Limited

Executive Director, Cheung Kong Infrastructure Holdings Limited [2]

Executive Director, Hutchison Harbour Ring Limited [8]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, Hutchison Telecommunications (Australia) Limited[6]

Director, Partner Communications Company Ltd.[7]

Non-executive Director, Hutchison Telecommunications International Limited[9]

Non-executive Director, TOM Group Limited[10]

Director, Hutchison Telecommunications Investment Holdings Limited

Frank John SIXT	Canadian

Director, Hutchison Telecommunications Holdings Limited

Group Finance Director and Executive Director, Hutchison Whampoa Limited

Chairman, TOM Group Limited[10]

Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, Hutchison Telecommunications (Australia) Limited[6]

Director, Husky Energy Inc.[4]

Director, Partner Communications Company Ltd.[7]

Non-executive Director, Hutchison Telecommunications International Limited[9]

Non-executive Director, Cheung Kong (Holdings) Limited

Director, Hutchison Telecommunications Investment Holdings Limited

HO Wai Leung, Edmond Hutchison House 5 Hester Road London SW11 4AN United Kingdom	British

Director, Hutchison Telecommunications Holdings Limited

Director, Hutchison Whampoa (Europe) Limited

(consultancy services), Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom

Director, Hutchison Whampoa (UK) Limited (investment holding), Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom

Director, Hutchison Whampoa Properties (Europe) Limited, (project management), Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom

Director, Hutchison Telecommunications Investment Holdings Limited

SCHEDULE III (continued)

Executive Officers and Directors of

Hutchison Telecommunications Holdings Limited

Name and Business Address	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
SNG Cheng Khoong, Robin 5000D #12-14 Marine Parade Road, Singapore 449287	Singaporean	Director, Hutchison Telecommunications Holdings Limited Director, Hutchison Telecommunications Investment Holdings Limited

CHAN Waichi, Richard 41, rue Siggy vu Letzebuerg, Apartment 14, L-1933 Limpertsberg, Luxembourg	American

Director, Hutchison Telecommunications Holdings Limited

Director, Hutchison Telecommunications Investment Holdings Limited

Director, Hutchison Whampoa Europe Investment S.a r.l.

(investment holding), 7, rue du Marche aux Herbes, L-1728 Luxembourg

SCHEDULE IV

Executive Officers and Directors of

Cheung Kong (Holdings) Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Ka-shing	Hong Kong	Chairman, Cheung Kong (Holdings) Limited Chairman, Hutchison Whampoa Limited

LI Tzar Kuoi, Victor	Hong Kong

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

KAM Hing Lam	Hong Kong

Deputy Managing Director, Cheung Kong (Holdings) Limited

Group Managing Director, Cheung Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Executive Director, Hongkong Electric Holdings Limited[5]

Executive Director, Hutchison Whampoa Limited

Non-executive Director, Spark Infrastructure Group (Infrastructure)

(Level 6, 255 George Street, Sydney, NSW 2000, Australia)

IP Tak Chuen, Edmond	British

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

CHUNG Sun Keung, Davy	Hong Kong	Executive Director, Cheung Kong (Holdings) Limited

PAU Yee Wan, Ezra	Hong Kong	Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Executive Director, Cheung Kong (Holdings) Limited

CHIU Kwok Hung, Justin	Canadian

Executive Director, Cheung Kong (Holdings) Limited

Chairman, ARA Asset Management (Singapore) Limited[11]

Chairman, ARA Trust Management (Suntec) Limited[12]

Chairman, ARA Asset Management (Prosperity) Limited[14]

Chairman and Non-executive Director, ARA Asset Management Limited[13]

LEUNG Siu Hon 502 Aon China Building 29 Queen’s Road Central Hong Kong	British	Non-executive Director, Cheung Kong (Holdings) Limited Consultant, Messrs. S.H. Leung and Co. (solicitors’ firm), 502 Aon China Building, 29 Queen’s Road Central, Hong Kong

SCHEDULE IV (continued)

Executive Officers and Directors of

Cheung Kong (Holdings) Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
FOK Kin-ning, Canning 22nd Floor, Hutchison House 10 Harcourt Road Hong Kong	British

Non-executive Director, Cheung Kong (Holdings) Limited

Group Managing Director and Executive Director, Hutchison Whampoa Limited

Chairman, Hutchison Telecommunications International Limited[9]

Chairman, Hutchison Telecommunications (Australia) Limited[6]

Chairman, Partner Communications Company Ltd. [7]

Chairman, Hutchison Harbour Ring Limited[8]

Co-Chairman, Husky Energy Inc.[4]

Deputy Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, Hongkong Electric Holdings Limited[5]

Frank John SIXT 22nd Floor, Hutchison House 10 Harcourt Road Hong Kong	Canadian

Non-executive Director, Cheung Kong (Holdings) Limited

Group Finance Director and Executive Director, Hutchison Whampoa Limited

Chairman, TOM Group Limited[10]

Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, Hutchison Telecommunications (Australia) Limited[6]

Director, Husky Energy Inc.[4]

Director, Partner Communications Company Ltd.[7]

Non-executive Director, Hutchison Telecommunications International Limited[9]

CHOW Kun Chee, Roland 602 Aon China Building 29 Queen’s Road Central Hong Kong	British	Non-executive Director, Cheung Kong (Holdings) Limited Consultant, Messrs. Herbert Tsoi and Partners (solicitors’ firm), 602 Aon China Building, 29 Queen’s Road Central, Hong Kong

George Colin MAGNUS Room 701, Carpo Commercial Building 18-20 Lyndhurst Terrace Central Hong Kong	British

Non-executive Director, Cheung Kong (Holdings) Limited

Non-executive Director, Hongkong Electric Holdings Limited[5]

Non-executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Non-executive Director, Hutchison Whampoa Limited

KWOK Tun-li, Stanley Suite 238, 1501 West Broadway Vancouver, British Columbia V6J 426, Canada	Canadian

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Director, Husky Energy Inc. [4]

Director, Amara International Investment Corporation (investment holdings), Suite 238, 1501 West Broadway, Vancouver, British Columbia, V6J 426, Canada

Director, CTC Bank of Canada, 1518 West Broadway,

Vancouver, British Columbia, V6J 1W8,

Canada

YEH Yuan Chang, Anthony 26th Floor, Tower A Regent Centre 63 Wo Yi Hop Road Kwai Chung Hong Kong	Hong Kong

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Honorary Life President, Tai Ping Carpets International Limited (carpet manufacturing), 26th Floor, Tower A, Regent Centre, 63 Wo Yi Hop Road, Kwai Chung, Hong Kong

Simon MURRAY Suite 3601, Cheung Kong Center 2 Queen’s Road Central Hong Kong	British

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Chairman, General Enterprise Management Services (International) Limited (investment fund), Suite 3601, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong

Independent Non-executive Director, Orient Overseas (International) Limited (International transportation)

(33/F., Harbour Centre, 25 Harbour Road, Hong Kong)

CHOW Nin Mow, Albert Unit 2001, 20/F, West Tower Shun Tak Centre 168 Connaught Road Central Hong Kong	British

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Chairman & Managing Director, Wah Yip (Holdings) Limited (property development and investment), Unit 2001, 20/F, West Tower, Shun Tak Centre, 168 Connaught Road Central, Hong Kong

SCHEDULE IV (continued)

Executive Officers and Directors of

Cheung Kong (Holdings) Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
HUNG Siu-lin, Katherine	Hong Kong	Independent Non-executive Director, Cheung Kong (Holdings) Limited

WONG Yick-ming, Rosanna 23/F., The Hong Kong Federation of Youth Groups Building, 21 Pak Fuk Road, North Point, Hong Kong	Hong Kong

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Executive Director, The Hong Kong Federation of Youth Groups (charitable organisation), 23/F., The Hong Kong Federation of Youth Groups Building, 21 Pak Fuk Road, North Point, Hong Kong

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

CHEONG Ying Chew, Henry 6/F., New Henry House 10 Ice House Street Central Hong Kong	British

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Independent Non-executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Independent Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 633 King’s Road, North Point, Hong Kong

Independent Non-executive Director, TOM Group Limited[10]

Independent Non-executive Director, FFP Golden Asia Fund Inc. (investment fund), Walkers P O Box 265 GT, Walker House, Mary Street, George Town, Grand Cayman

Independent Non-executive Director, SPG Land (Holdings) Limited (development and sale of quality private residential properties in Shanghai, PRC), Unit 5711, 57/F, The Center, 99 Queen’s Road Central, Hong Kong

Independent Non-executive Director, New World Development Store China Limited (operate and manage department stores in the PRC and in Hong Kong), Room 1403, 14/F., West Wing Office Building, New World Centre, 20 Salisbury Road, Tsimshatsui, Hong Kong

KWAN Chiu Yin, Robert 35/F., One Pacific Place 88 Queensway Hong Kong	British	Independent Non-executive Director, Cheung Kong (Holdings) Limited

SCHEDULE V

Executive Officers and Directors of

Continental Realty Ltd.

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Continental Realty Ltd.

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Continental Realty Ltd.

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Continental Realty Ltd. Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Continental Realty Ltd. Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Continental Realty Ltd.

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Continental Realty Ltd. Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE VI

Executive Officers and Directors of

Kam Chin Investment S.A.

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Kam Chin Investment S.A.

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Kam Chin Investment S.A.

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Kam Chin Investment S.A. Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Kam Chin Investment S.A. Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE VII

Executive Officers and Directors of

Shining Heights Profits Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Shining Heights Profits Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Shining Heights Profits Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited [2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Shining Heights Profits Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Shining Heights Profits Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Shining Heights Profits Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE VIII

Executive Officers and Directors of

White Rain Enterprises Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, White Rain Enterprises Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, White Rain Enterprises Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited [2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, White Rain Enterprises Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, White Rain Enterprises Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, White Rain Enterprises Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, White Rain Enterprises Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE IX

Executive Officers and Directors of

Polycourt Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Polycourt Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Polycourt Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Polycourt Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Polycourt Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Polycourt Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Polycourt Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE X

Executive Officers and Directors of

Richland Realty Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Richland Realty Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Richland Realty Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Richland Realty Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Richland Realty Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Richland Realty Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Richland Realty Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE XI

Executive Officers and Directors of

Top Win Investment Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Top Win Investment Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Top Win Investment Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Top Win Investment Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Top Win Investment Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Top Win Investment Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Top Win Investment Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE XII

Executive Officers and Directors of

Haldaner Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Haldaner Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Haldaner Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Haldaner Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Haldaner Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Haldaner Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Haldaner Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE XIII

Executive Officers and Directors of

Winbo Power Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Winbo Power Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Winbo Power Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Winbo Power Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Winbo Power Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Winbo Power Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Winbo Power Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE XIV

Executive Officers and Directors of

Good Energy Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Good Energy Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Good Energy Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Good Energy Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Good Energy Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Good Energy Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Good Energy Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE XV

Executive Officers and Directors of

Oriental Time Investment Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Oriental Time Investment Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Oriental Time Investment Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited [2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Oriental Time Investment Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Oriental Time Investment Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Oriental Time Investment Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Oriental Time Investment Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE XVI

Executive Officers and Directors of

Well Karin Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Well Karin Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Well Karin Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

WOO Chia Ching, Grace	U.S.A.	Director, Well Karin Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Well Karin Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Well Karin Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE XVII

Executive Officers and Directors of

Fumanda Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Fumanda Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

KAM Hing Lam	Hong Kong

Director, Fumanda Limited

Deputy Managing Director, Cheung Kong (Holdings) Limited

Group Managing Director, Cheung Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Executive Director, Hutchison Whampoa Limited

Executive Director, Hongkong Electric Holdings Limited[5]

Non-executive Director, Spark Infrastructure Group (Infrastructure)

(Level 6, 255 George Street, Sydney, NSW 2000, Australia)

IP Tak Chuen, Edmond	British

Director, Fumanda Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Fumanda Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Fumanda Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Fumanda Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Fumanda Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE XVIII

Executive Officers and Directors of

Harvestime Holdings Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Harvestime Holdings Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Harvestime Holdings Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Harvestime Holdings Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Harvestime Holdings Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Harvestime Holdings Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE XIX

Executive Officers and Directors of

Harrowgate Investments Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Harrowgate Investments Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Harrowgate Investments Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited [2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Harrowgate Investments Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Harrowgate Investments Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Harrowgate Investments Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE XX

Executive Officers and Directors of

Hislop Resources Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Hislop Resources Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Hislop Resources Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Hislop Resources Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Hislop Resources Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Hislop Resources Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE XXI

Executive Officers and Directors of

Mirabole Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Mirabole Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

KAM Hing Lam	Hong Kong

Director, Mirabole Limited

Deputy Managing Director, Cheung Kong (Holdings) Limited

Group Managing Director, Cheung Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Executive Director, Hongkong Electric Holdings Limited[5]

Executive Director, Hutchison Whampoa Limited

Non-executive Director, Spark Infrastructure Group (Infrastructure)

(Level 6, 255 George Street, Sydney, NSW 2000, Australia)

IP Tak Chuen, Edmond	British

Director, Mirabole Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Mirabole Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Mirabole Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Mirabole Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Mirabole Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE XXII

Executive Officers and Directors of

Wealth Pleasure Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Wealth Pleasure Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Wealth Pleasure Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

WOO Chia Ching, Grace	U.S.A.	Director, Wealth Pleasure Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Wealth Pleasure Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Wealth Pleasure Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE XXIII

Executive Officers and Directors of

Guidefield Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Guidefield Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Guidefield Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Guidefield Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Guidefield Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Guidefield Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Guidefield Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE XXIV

Executive Officers and Directors of

Hey Darley Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Hey Darley Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

KAM Hing Lam	Hong Kong

Director, Hey Darley Limited

Deputy Managing Director, Cheung Kong (Holdings) Limited

Group Managing Director, Cheung Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Executive Director, Hongkong Electric Holdings Limited[5]

Executive Director, Hutchison Whampoa Limited

Non-executive Director, Spark Infrastructure Group (Infrastructure)

(Level 6, 255 George Street, Sydney, NSW 2000, Australia)

IP Tak Chuen, Edmond	British

Director, Hey Darley Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Hey Darley Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Hey Darley Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Hey Darley Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Hey Darley Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE XXV

Executive Officers and Directors of

Cheung Kong Enterprises Limited

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Cheung Kong Enterprises Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Cheung Kong Enterprises Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited [2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

Notes to Schedules:

1a.	Unless otherwise indicated, the business address of each of the named persons is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong.

1b.	Unless otherwise indicated, the business address of each of the named persons is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

2.	The principal business address of Cheung Kong Infrastructure Holdings Limited is 12th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The principal business of Cheung Kong Infrastructure Holdings Limited is development, investment and operation of infrastructure businesses in Hong Kong, the Mainland, Australia, New Zealand, the United Kingdom, Canada and the Philippines

3.	The principal business address of CK Life Sciences Int’l., (Holdings) Inc. is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The principal business of CK Life Sciences Int’l., (Holdings) Inc. is investment holding, research and development, manufacturing, commercialization, marketing and selling of environmental and human health products and water business, as well as investment in various financial and investment products.

4.	The principal business address of Husky Energy Inc. is 707-8th Avenue S.W., Box 6525, Station D, Calgary, Alberta, Canada, T2P 3G7. The principal business of Husky Energy Inc. is investment in oil and gas.

5.	The principal business address of Hongkong Electric Holdings Limited is 44 Kennedy Road, Hong Kong. The principal business of Hongkong Electric Holdings Limited is generation and supply of electricity.

6.	The principal business address of Hutchison Telecommunications (Australia) Limited is Building A, 207 Pacific Highway, St. Leonards NSW 2065, Sydney, Australia. The principal business of Hutchison Telecommunications (Australia) Limited is telecommunications.

7.	The principal business address of Partner Communications Company Ltd. is 8 Amal Street, Afeq Industrial Park, Rosh Ha’ayin 48103, Israel. The principal business of Partner Communications Company Ltd. is cellular mobile telephone services.

8.	The principal business address of Hutchison Harbour Ring Limited is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong. The principal business of Hutchison Harbour Ring Limited is principally engaged in toy manufacturing, property investment, provision of integrated solutions of design and distribution of mobile phone accessories and other high-end electronic products as well as licencing and sourcing of consumer products.

9.	The principal business address of Hutchison Telecommunications International Limited is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong. The principal business of Hutchison Telecommunications International Limited is the provision of mobile and fixed-line telecommunications services.

10.	The principal business address of TOM Group Limited is 48/F., The Center, 99 Queen’s Road Central, Central, Hong Kong. The principal business of TOM Group Limited is the provision of internet, outdoor media, publishing, sports, television and entertainment across markets in Mainland China, Taiwan and Hong Kong.

11.	The principal business address of ARA Asset Management (Singapore) Limited is 9 Temasek Boulevard, #09-01, Suntec Tower 2, Singapore 038989. ARA Asset Management (Singapore) Limited is the manager of Fortune Real Estate Investment Trust which holds a portfolio of eleven retail malls and properties in Hong Kong.

12.	The principal business address of ARA Trust Management (Suntec) Limited is 6 Temasek Boulevard, #16-02, Suntec Tower Four, Singapore 038986. ARA Trust Management (Suntec) Limited is the manager of Suntec Real Estate Investment Trust which holds a portfolio of retail and office properties and one-third interest in a prime office property in Singapore.

13.	The principal business address of ARA Asset Management Limited is 6 Temasek Boulevard, #16-02, Suntec Tower Four, Singapore 038986. The business of ARA Asset Management Limited comprises four primary segments: real estate investment trust management, private real estate fund management, specialist equity fund management and corporate finance advisory services.

14.	The principal business address of ARA Asset Management (Prosperity) Limited is Units 5508-09, 55th Floor, The Center, 99 Queen’s Road Central, Hong Kong. ARA Asset Management (Prosperity) Limited is the manager of Prosperity Real Estate Investment Trust which features 7 high-quality properties located with direct access to the mass transportation network of Hong Kong.

EXHIBIT INDEX

Exhibit No.	Description
A.	Joint Filing Statement

1.	Agreement dated May 27, 2004 between Hutchison Whampoa Limited and NTT DoCoMo, Inc.*

2.	Agreement dated July 4, 2005 between Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications International Limited**

3.	Promissory Note dated December 21, 2005, payable by Orascom Telecom Eurasia Limited to Hutchison Telecommunications Investment Holdings Limited.#

4.	Guarantee dated December 21, 2005, created by Orascom Telecom Holding S.A.E. in favor of Hutchison Telecommunications Investment Holdings Limited.#

5.	Share Charge dated December 21, 2005, created by Orascom Telecom Eurasia Limited in favor of Hutchison Telecommunications Investment Holdings Limited.#

6	Share Purchase Agreement dated December 21, 2005, between Hutchison Telecommunications Investment Holdings Limited, Hutchison Whampoa Limited, Orascom Telecom Eurasia Limited. and Orascom Telecom Holding S.A.E.#

7.	Shareholders’ Agreement dated December 21, 2005 between Hutchison Telecommunications Investment Holdings Limited, Hutchison Whampoa Limited, Orascom Telecom Eurasia Limited. and Orascom Telecom Holding S.A.E.#

8.	Amended and Restated Registration Rights Agreement dated December 21, 2005, between Hutchison Telecommunications International Limited, Hutchison Telecommunications Investment Holdings Limited, Cheung Kong (Holdings) Limited and Orascom Telecom Eurasia Limited.#

9.	Share Purchase Agreement dated December 4, 2007 between Hutchison Telecommunications Investment Holdings Limited, Hutchison Whampoa Limited, Orascom Telecom Eurasia Limited and Orascom Telecom Holding S.A.E.^

10.	Supplemental Letter dated December 27, 2007 between Hutchison Telecommunications Investment Holdings Limited, Hutchison Whampoa Limited, Orascom Telecom Eurasia Limited and Orascom Telecom Holding S.A.E.^

11.	Shareholders Termination Letter dated January 3, 2008 between Hutchison Telecommunications Investment Holdings Limited, Hutchison Whampoa Limited, Orascom Telecom Eurasia Limited and Orascom Telecom Holding S.A.E.^

12.	Reg Rights Termination Letter dated January 3, 2008 between Hutchison Telecommunications Investment Holdings Limited, Hutchison Whampoa Limited, Orascom Eurasia Limited, Orascom Telecom Holding S.A.E. and the Issuer.^

13.	Yuda Purchase Agreement dated December 4, 2007 between Yuda Limited, Orascom Telecom Eurasia Limited and Orascom Telecom Holding S.A.E. ^

14.	Yuda Supplemental Agreement dated December 27, 2007 between Yuda Limited, Orascom Telecom Eurasia Limited and Orascom Telecom Holding S.A.E. ^

*	Previously filed with the Statement on Schedule 13D filed jointly by HWL, HTIHL, NBH, CKH and the CKH Subsidiaries with the Securities and Exchange Commission on June 30, 2005 and incorporated by reference herein.
**	Previously filed with the Statement on Amendment No. 1 to Schedule 13D filed jointly by HWL, HTIHL, NBH, CKH and the CKH Subsidiaries with the Securities and Exchange Commission on August 12, 2005 and incorporated by reference herein.
#	Previously filed with the Statement on Amendment No.2 to Schedule 13D filed jointly by HWL, HTIHL, CKH and the CKH Subsidiaries with the Securities and Exchange Commission on December 27, 2005 and incorporated by reference herein.
^	Previously filed with the Statement on Amendment No.3 to Schedule 13D filed jointly by HWL, HTIHL, CKH and the CKH Subsidiaries with the Securities and Exchange Commission on January 15, 2008 and incorporated by reference herein.